EXHIBIT 99.1
AMERICAN PACIFIC – News Release
Contact: Dana M. Kelley – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2011
FIRST QUARTER RESULTS
LAS VEGAS, NEVADA, February 7, 2011 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2011 first quarter ended December 31, 2010.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended December 31, 2010 Compared to Quarter Ended December 31, 2009
•	Revenues increased $1.1 million to $35.2 million from $34.1 million.
•	Operating loss was $3.5 million compared to operating income of $0.1 million.
•	Adjusted EBITDA was $0.2 million compared to $4.5 million.
•	Net loss was $3.6 million compared to $1.4 million.
•	Diluted loss per share was $0.48 compared to $0.19.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – For the first quarter of the year ending September 30, 2011 (“Fiscal 2011”), revenues increased 3% to $35.2 million as compared to the first quarter of the year ended September 30, 2010 (“Fiscal 2010”), reflecting 46% and 38% increases in Fine Chemicals segment and Aerospace Equipment segment revenues, respectively, offset by decreases of 29% and 77% in Specialty Chemicals segment and Other Businesses segment revenues, respectively.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins – Fiscal 2011 first quarter cost of revenues was $28.6 million compared to $21.6 million for the prior fiscal year first quarter. The consolidated gross margin percentage was 19% and 37% for our Fiscal 2011 and Fiscal 2010 first quarters, respectively.
One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended
	December 31,
	2010	2009
Fine Chemicals	39%	28%
Specialty Chemicals	26%	38%
Aerospace Equipment	33%	24%
Other Businesses	2%	10%

Total Revenues	100%	100%

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Page 1 of Exhibit 99.1

In addition, consolidated gross margins for our Fiscal 2011 first quarter reflect:
•	Reductions in Fine Chemicals segment gross margin percentage primarily resulting from very low production volumes and increases in other manufacturing costs.
•	Improved Aerospace Equipment segment performance.
See further discussion of these factors under the heading Segment Highlights.
Operating Expenses – For our Fiscal 2011 first quarter, operating expenses decreased $0.9 million to $11.4 million from $12.3 million for the prior fiscal year first quarter primarily as a result of reductions in corporate operating expenses. The most significant decreases in corporate expenses include decreases of $0.3 million for audit expenses, $0.2 million for stock options compensation, $0.2 million for salaries, $0.2 million for other professional services, and $0.1 million for travel. These reductions in corporate expenses were offset by increases in board of directors expenses that include $0.3 million associated with resolution of a potential proxy contest.
Other Operating Gains – In our Fiscal 2011 first quarter, our Fine Chemicals segment reported other operating cash gains that resulted from the resolution of gain contingencies. See further discussion under the heading Segment Highlights.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).
Quarter Ended December 31, 2010 Compared to Quarter Ended December 31, 2009
•	Revenues were $13.9 million compared to revenues of $9.5 million.
•	Operating loss was $3.6 million compared to an operating loss of $0.7 million.
•	Segment EBITDA was ($0.4) million compared to Segment EBITDA of $2.6 million.
Fine Chemicals segment revenues increased in the Fiscal 2011 first quarter due to an increase in revenues from development products which increased to $7.7 million for the Fiscal 2011 first quarter. Development product revenues include revenues from research products, products which are not yet commercialized, and products which are commercial but for which we are not the current commercial producer. Typically, development product activities are the source for future core products. The increase in development products revenue was partially offset because AFC reported no revenues from anti-viral products during the Fiscal 2011 first quarter. Anti-viral product production will resume in the Fiscal 2011 second quarter pursuant to a new three-year supply agreement.
The Fine Chemicals segment reported an operating loss of $3.6 million for the Fiscal 2011 first quarter resulting primarily from negative aggregate gross margin. Gross margin was negative because of several factors. The low production volume of core products during the period resulted in high manufacturing overhead rates, which in turn resulted in overall reductions in gross margin and inventory valuation adjustments. The Fine Chemicals segment also incurred additional costs associated with the reprocessing of certain materials and implementation of process improvements. General and administrative expenses were consistent between the first quarter periods.
The Fine Chemicals segment operating loss for the Fiscal 2011 first quarter also includes other operating gains that resulted from the resolution of gain contingencies. The total reported gain of $1.3 million is comprised of the following two matters.
We made a series of filings with the County of Sacramento, California, to appeal the assessed values in prior years of our real and personal property located at our Fine Chemicals segment’s Rancho Cordova, California facility. During the quarter ended December 31, 2010, we received $1.1 million for cash property tax refunds resulting from certain of our appeals and the related favorable reassessment of historical property values. As of December 31, 2010, we have additional appeals outstanding, which may result in additional gains depending on their outcome.
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Page 2 of Exhibit 99.1

Our Fine Chemicals segment is undertaking several mandatory capital projects. Certain of the capital activities are complete and others are anticipated to be completed during the year ending September 30, 2011. In connection with these projects, our Fine Chemicals segment held, and continues to hold, negotiations with the former owner of the facilities. During the three months ended December 31, 2010, we received from the former owner cash consideration in the amount of $0.2 million for a limited release of liability of the former owner with respect to one of the completed projects.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 81% and 86% of Specialty Chemicals segment revenues in the Fiscal 2011 and Fiscal 2010 first quarters, respectively.
Quarter Ended December 31, 2010 Compared to Quarter Ended December 31, 2009
•	Revenues decreased to $9.0 million from $12.8 million.
•	Operating income was $3.6 million, or 39% of segment revenues, compared to $5.8 million, or 46% of segment revenues.
•	Segment EBITDA was $3.7 million, or 41% of segment revenues, compared to $6.0 million, or 47% of segment revenues.
The variance in Specialty Chemicals segment revenues reflects the following factors:
•	A 31% decrease in perchlorate volume and a 3% decrease in the related average price per pound for the Fiscal 2011 first quarter compared to the prior fiscal year first quarter.
•	Sodium azide revenues decreased by $0.4 million.
•	Halotron revenues increased $0.1 million.
The decrease in total perchlorate volume for the Fiscal 2011 first quarter is primarily due to limited demand for Grade I ammonium perchlorate (“AP”) for usage on space programs. Tactical and strategic missile program demand continues to be stable and accounts for the largest component of Grade I AP volume in the Fiscal 2011 first quarter. The Ares program was the largest component of volume in the Fiscal 2010 first quarter. The decline in Grade I AP demand is offset by increases in volume for our other perchlorate products, which was approximately 46% higher in the Fiscal 2011 first quarter than the Fiscal 2010 first quarter due to timing.
The decrease in the average price per pound of perchlorates reflects two offsetting factors:
•	The average price per pound of Grade I AP increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix, under which price and volume move inversely, and comparable catalog pricing.
•	This was offset by our other lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate, which accounted for a greater percentage of all perchlorate product volume in the Fiscal 2011 period.
Both the gross margin as a percentage of segment revenues and operating expenses for the Fiscal 2011 first quarter were comparable to the prior year first quarter. However, the lower revenue levels in the Fiscal 2011 first quarter provided less contribution margin to cover relatively fixed operating expenses. As a result, operating income as a percentage of segment revenues decreased seven points for the Fiscal 2011 first quarter as compared to the prior fiscal year first quarter.
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Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Quarter Ended December 31, 2010 Compared to Quarter Ended December 31, 2009
•	Revenues increased 38% to $11.5 million compared to revenues of $8.3 million.
•	Operating income was $0.7 million compared to an operating loss of $0.4 million.
•	Segment EBITDA was $0.9 million compared to $0.1 million.
Revenue growth of 38% for the Aerospace Equipment segment during the Fiscal 2011 first quarter, as compared to the prior fiscal year first quarter, was generated primarily by increases in revenues from space propulsion systems contracts from the segment’s U.S. operations which continue to be successful in penetrating this market.
The Aerospace Equipment segment operating performance improved in the Fiscal 2011 first quarter as compared to the prior fiscal year first quarter, reporting operating income of $0.7 million compared to an operating loss of $0.4 million. The gross margin percentage improved two points in the Fiscal 2011 first quarter compared to the prior fiscal year first quarter. In the Fiscal 2010 first quarter, this segment incurred increases in estimated costs to complete certain systems contracts primarily because engineering and design required more efforts than anticipated, as well as because there were certain quality issues with supplier product. During the Fiscal 2011 first quarter, performance on these contracts improved and the magnitude of the cost increases was reduced significantly from the Fiscal 2010 first quarter. Operating expenses were consistent between the Fiscal 2011 and Fiscal 2010 first quarters.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity – As of December 31, 2010, we had cash balances of $30.7 million. On January 31, 2011, we established an asset based lending credit facility (the “ABL Credit Facility”) which provides for a committed revolving credit line, up to a maximum of $20.0 million based on our eligible accounts receivable and inventories. On January 31, 2011, we had availability under the ABL Credit Facility of approximately $13.5 million and no outstanding borrowings.
Operating Cash Flows – Operating activities provided cash of $9.2 million for the Fiscal 2011 first quarter compared to $18.1 million for the prior fiscal year first quarter, a decrease of $8.9 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $4.3 million.
•	A decrease in cash provided by working capital accounts of $3.2 million, excluding the effects of interest and income taxes.
•	An increase in cash income taxes refunded of $1.3 million.
•	A decrease in cash used for environmental remediation of $0.2 million.
•	An increase in cash used to fund pension obligations of $3.0 million.
•	Other increases in cash provided by operating activities of $0.1 million.
We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
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The increase in cash income taxes refunded is a result of federal income tax carryback claims which were filed and collected in the Fiscal 2011 first quarter.
Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.
Investing Cash Flows – Fiscal 2011 first quarter capital expenditures of $2.5 million reflect an increase of $1.4 million from capital expenditures of $1.1 million in the Fiscal 2010 first quarter. The increase in capital expenditures relates to our Fine Chemicals segment, in particular, additional equipment to support a new three-year core product agreement for the supply of anti-viral products and facilities improvements to enhance quality compliance.
OUTLOOK
We are reaffirming our guidance for Fiscal 2011. We expect consolidated revenues of at least $195.0 million and Adjusted EBITDA of at least $29.0 million. A substantial portion of our anticipated revenues for Fiscal 2011 is currently in our backlog. However, the timing of our customer product requirements should result in at least 65% of our expected annual revenues for Fiscal 2011 occurring in the second half of the fiscal year. Consequently, we anticipate reporting a net loss through March 31, 2011. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2011 to be approximately $16.0 million.
Our Fiscal 2011 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $1.0 million to estimated net income of $1.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2011 first quarter financial results. The investor teleconference will be held Monday, February 7, 2011 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 800-435-1261 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #85392893. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statement regarding anticipated manufacturing in our Fine Chemicals segment for Fiscal 2011, the statement regarding the typical result of development product activities, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “will”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:
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•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.
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•	We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our suspended shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2010 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the quarter ended December 31, 2010 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended
	December 31,
	2010	2009
Revenues	$35,184	$34,064
Cost of Revenues	28,568	21,618

Gross Profit	6,616	12,446
Operating Expenses	11,423	12,307
Other Operating Gains	1,337	—

Operating Income (Loss)	(3,470)	139
Interest Income and Other (Expense), Net	(133)	(8)
Interest Expense	2,714	2,691

Loss before Income Tax	(6,317)	(2,560)
Income Tax Benefit	(2,698)	(1,120)

Net Loss	$(3,619)	$(1,440)

Loss per Share:
Basic	$(0.48)	$(0.19)
Diluted	$(0.48)	$(0.19)

Weighted Average Shares Outstanding:
Basic	7,504,000	7,487,000
Diluted	7,504,000	7,487,000
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31,	September 30,
	2010	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$30,705	$23,985
Accounts Receivable, Net	32,803	51,900
Inventories	38,404	36,126
Prepaid Expenses and Other Assets	4,881	1,542
Income Taxes Receivable	3,474	2,802
Deferred Income Taxes	10,672	10,672

Total Current Assets	120,939	127,027
Property, Plant and Equipment, Net	114,345	113,873
Intangible Assets, Net	1,066	1,420
Goodwill	2,856	2,933
Deferred Income Taxes	20,242	20,254
Other Assets	9,419	10,236

TOTAL ASSETS	$268,867	$275,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,384	$9,197
Accrued Liabilities	8,142	8,062
Accrued Interest	3,938	1,575
Employee Related Liabilities	5,611	6,472
Income Taxes Payable	250	193
Deferred Revenues and Customer Deposits	13,340	18,769
Current Portion of Environmental Remediation Reserves	10,164	8,694
Current Portion of Long-Term Debt	70	70

Total Current Liabilities	53,899	53,032
Long-Term Debt	105,084	105,102
Environmental Remediation Reserves	13,189	15,176
Pension Obligations	35,062	37,161
Other Long-Term Liabilities	1,633	1,615

Total Liabilities	208,867	212,086

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,543,091 issued and outstanding	754	754
Capital in Excess of Par Value	73,169	73,091
Retained Earnings	3,101	6,720
Accumulated Other Comprehensive Loss	(17,024)	(16,908)

Total Shareholders’ Equity	60,000	63,657

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$268,867	$275,743

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2010	2009
Cash Flows from Operating Activities:
Net Loss	$(3,619)	$(1,440)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	3,739	4,053
Non-cash interest expense	297	159
Share-based compensation	100	346
Deferred income taxes	(10)	(44)
Loss on sale of assets	—	5
Changes in operating assets and liabilities:
Accounts receivable, net	18,970	20,141
Inventories	(2,118)	(11,323)
Prepaid expenses and other current assets	(2,481)	(540)
Accounts payable	1,588	296
Income taxes	(611)	(279)
Accrued liabilities	87	1,791
Accrued interest	2,363	2,475
Employee related liabilities	(852)	(1,643)
Deferred revenues and customer deposits	(5,418)	4,208
Environmental remediation reserves	(517)	(682)
Pension obligations, net	(2,099)	853
Other	(172)	(269)

Net Cash Provided by Operating Activities	9,247	18,107

Cash Flows from Investing Activities:
Capital expenditures	(2,493)	(1,099)

Net Cash Used by Investing Activities	(2,493)	(1,099)

Cash Flows from Financing Activities:
Payments of long-term debt	(16)	(59)

Net Cash Used by Financing Activities	(16)	(59)

Effect of Changes in Currency Exchange Rates on Cash	(18)	(11)

Net Change in Cash and Cash Equivalents	6,720	16,938
Cash and Cash Equivalents, Beginning of Period	23,985	21,681

Cash and Cash Equivalents, End of Period	$30,705	$38,619

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2010	2009
Operating Segment Data:

Revenues:
Fine Chemicals	$13,889	$9,504
Specialty Chemicals	9,041	12,803
Aerospace Equipment	11,452	8,325
Other Businesses	802	3,432

Total Revenues	$35,184	$34,064

Segment Operating Income (Loss):
Fine Chemicals	$(3,633)	$(740)
Specialty Chemicals	3,557	5,831
Aerospace Equipment	678	(362)
Other Businesses	(321)	(17)

Total Segment Operating Income	281	4,712
Corporate Expenses	(3,751)	(4,573)

Operating Income (Loss)	$(3,470)	$139

Depreciation and Amortization:
Fine Chemicals	$3,237	3,328
Specialty Chemicals	118	171
Aerospace Equipment	261	423
Other Businesses	4	4
Corporate	119	127

Total Depreciation and Amortization	$3,739	$4,053

Segment EBITDA (a):
Fine Chemicals	$(396)	$2,588
Specialty Chemicals	3,675	6,002
Aerospace Equipment	939	61
Other Businesses	(317)	(13)

Total Segment EBITDA	3,901	8,638
Less: Corporate Expenses, Excluding Depreciation	(3,632)	(4,446)
Plus: Share-based Compensation	100	346
Plus: Interest Income and Other (Expense), Net	(133)	(8)

Adjusted EBITDA (b)	$236	$4,530

Reconciliation of Net Loss to Adjusted EBITDA (b):

Net Loss	$(3,619)	$(1,440)
Add Back:
Income Tax Expense (Benefit)	(2,698)	(1,120)
Interest Expense	2,714	2,691
Depreciation and Amortization	3,739	4,053
Share-based Compensation	100	346

Adjusted EBITDA	$236	$4,530

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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